Exhibit 99.1

8503 Hilltop Drive
Ooltewah, Tennessee  37363
(423) 238-4171

APPROVED BY:	Jeffrey I. Badgley
Co-Chief Executive Officer

FOR IMMEDIATE RELEASE

CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
Financial Dynamics
Investor Contact: Eric Boyriven
(212) 850-5600

MILLER INDUSTRIES REPORTS 2005 THIRD QUARTER EARNINGS RESULTS

CHATTANOOGA, Tennessee, November 8, 2005 -- Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the third quarter of 2005, ended September 30, 2005.
For the third quarter of 2005, net sales from continuing operations were $89.5 million, an increase of 41.4% compared with $63.3 million in the third quarter of 2004. Third quarter 2005 income from continuing operations(1) was $5.5 million, or $0.47 per diluted share, compared with income from continuing operations in the third quarter of 2004 of $2.0 million, or $0.18 per diluted share.
Miller Industries reported net income for the 2005 third quarter of $5.4 million, or $0.47 per diluted share, which included a loss of $(30,000), or $(0.00) per diluted share, after-tax, from discontinued operations. This compares to net income for the 2004 third quarter of $1.5 million, or $0.14 per diluted share, which included a loss from discontinued operations of $(471,000), or $(0.04) per diluted share.
Costs of operations in the third quarter of 2005 were $76.1 million, compared to $55.4 million in the year ago period. Gross profit for the third quarter of 2005 rose 70.7% to $13.4 million from $7.9 million in the third quarter of 2004. As a percentage of net sales, gross margin was 15.0% in the 2005 third quarter, versus 12.4% a year ago. The increase in gross margin reflects higher sales volumes, past pricing actions and continued improvements in manufacturing efficiencies, which more than offset the increase in steel prices over the year ago period.

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MILLER INDUSTRIES REPORTS 2005 THIRD QUARTER EARNINGS RESULTS	PAGE 2

For the third quarter of 2005, selling, general and administrative expenses were $6.2 million, versus $4.5 million in the prior year period. As a percentage of net sales, selling, general and administrative expenses were 6.9% for the third quarter of 2005 versus 7.1% in the year ago period.
For the 2005 third quarter, the Company reported operating income (earnings before interest and taxes) of $7.2 million, or 8.1% of net sales, compared with $3.4 million, or 5.3% of net sales, an increase of 114%.
Interest expense for the Company’s continuing operations in the third quarter of 2005 was $853,000, compared to $1.1 million in the year ago third quarter. Total senior and junior debt at September 31, 2005 was $24.7 million, down from $30.8 million at June 30, 2005 and $26.7 million at December 31, 2004.
For the 2005 nine-month period, net sales rose 53.3% to $259.3 million from $169.1 million in the year ago period. For the 2005 nine-month period, the Company reported income from continuing operations(1) of $12.7 million, or $1.11 per diluted share, compared to income from continuing operations of $5.2 million, or $0.47 per diluted share, a year ago. Including a loss from discontinued operations of $(110,000), or $(0.01) per diluted share, the Company reported net income for the 2005 nine-month period of $12.6 million, or $1.10 per diluted share. Including a loss from discontinued operations of $(1.3) million, or $(0.12) per diluted share, the Company reported net income for the 2004 nine-month period of $3.9 million, or $0.35 per diluted share. The Company’s diluted shares outstanding increased 3.8% over the year ago period, primarily as a result of the sale of 480,000 shares of common stock in a private placement in the second quarter of 2004, as previously announced.
“We are extremely pleased with our performance in the quarter, which saw revenues grow by more than 40% and income from continuing operations increase by more than 170% compared to the year ago period. As overall positive economic conditions continued into the third quarter, demand in our markets remained strong.” stated Jeffrey I. Badgley, President and Co-CEO of Miller Industries. “While current raw material pricing is higher than during the year-ago period, our performance has benefited from our focus on our core operations, as well as our cost monitoring initiatives and past pricing actions. As a result, gross margin has continued to improve in the quarter and operating margin continues to expand.”

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MILLER INDUSTRIES REPORTS 2005 THIRD QUARTER EARNINGS RESULTS	PAGE 3

Mr. Badgley concluded, “We continue to see a positive outlook for our business with strong backlog and order levels as we head into the fourth quarter. We remain focused on managing our cost structure, while at the same time taking advantage of the opportunities in our market and providing the highest quality products to our customers. We look forward to continued profitability for the remainder of the year.”
In conjunction with this release, Miller Industries will host a conference call, which will be simultaneously broadcast live over the Internet. Management will host the call, which is scheduled for tomorrow, November 9, 2005, at 10:00 AM ET. Listeners can access the conference call live and archived over the Internet through a link at:

http://phx.corporate-ir.net/playerlink.zhtml?c=112441&s=wm&e=1153902

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software. A replay of this call will be available approximately one hour after the live call ends through November 16, 2005. The replay number is (800) 642-1687, Passcode 1856814.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion and Eagle.

Certain matters set forth in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements regarding future events and developments and the Company’s future performance, as well as management’s expectations, beliefs, plans, guidance, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. The words “looking forward,” “believe,” “expect,” “likely,” “should” and similar expressions identify forward-looking statements. Forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement. These risks and uncertainties include risks related to the need to service our high level of indebtedness; the wind-down of operations of our RoadOne towing services segment; our dependence on outside suppliers of raw materials and recent increases in the cost of steel and other raw materials; general economic conditions and the economic health of our customers; and those risks discussed in the Company’s filings with the Securities and Exchange Commission, including those risks discussed under the caption “Certain Factors Affecting Forward - Looking Statements” in the Company’s Form 10-K for fiscal 2004, which discussion is incorporated herein by this reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only for the date the statements were made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of future events, new information or otherwise.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
			%			%
	2005	2004	Change	2005	2004	Change
NET SALES	$89,480	$63,300	41.4%	$259,314	$169,107	53.3%

COSTS AND EXPENSES:

COSTS OF OPERATIONS	76,051	55,435	37.2%	223,426	145,758	53.3%

SELLING, GENERAL AND	6,214	4,491	38.4%	17,895	14,319	25.0%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	853	1,148	-25.7%	3,216	3,426	-6.1%

TOTAL COSTS AND EXPENSES	83,118	61,074	36.1%	244,537	163,503	49.6%

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES	6,362	2,226	185.8%	14,777	5,604	163.7%

INCOME TAX PROVISION	910	233	290.6%	2,055	437	370.3%

INCOME FROM CONTINUING OPERATIONS	5,452	1,993	173.6%	12,722	5,167	146.2%

DISCONTINUED OPERATIONS:
LOSS FROM DISCONTINUED OPERATIONS, BEFORE TAXES	(30)	(331)	-90.9%	(110)	(1,140)	-90.4%

INCOME TAX PROVISION	--	140	-100.0%	--	140	-100.0%
LOSS FROM DISCONTINUED OPERATIONS	(30)	(471)	-93.6%	(110)	(1,280)	-91.4%

NET INCOME	$5,422	$1,522	256.2%	$12,612	$3,887	224.5%

BASIC INCOME (LOSS) PER COMMON SHARE:

INCOME FROM CONTINUING OPERATIONS	$0.49	$0.18	172.2%	$1.14	$0.47	142.6%

LOSS FROM DISCONTINUED OPERATIONS	$--	$(0.04)	-100.0%	$(0.01)	$(0.12)	-91.7%

BASIC INCOME PER COMMON SHARE	$0.49	$0.14	250.0%	$1.13	$0.35	222.9%

DILUTED INCOME (LOSS) PER COMMON SHARE

INCOME FROM CONTINUING OPERATIONS	$0.47	$0.18	161.1%	$1.11	$0.47	136.2%

LOSS FROM DISCONTINUED OPERATIONS	$--	$(0.04)	-100.0%	$(0.01)	$(0.12)	-91.7%

DILUTED INCOME PER COMMON SHARE	$0.47	$0.14	235.7%	$1.10	$0.35	214.3%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,234	11,179	0.5%	11,209	10,920	2.7%
DILUTED	11,505	11,304	1.8%	11,447	11,032	3.8%

MILLER INDUSTRIES REPORTS 2005 THIRD QUARTER EARNINGS RESULTS	PAGE 5

(1) During the quarter ended December 31, 2002, the Company's management and its board of directors made the decision to divest of its remaining towing services segment, as well as the operations of the distribution group of the towing and recovery equipment segment. As a result, the statements of operations and related financial statement disclosures for all prior years have been restated to present the towing services segment and the distribution group as discontinued operations separate from continuing operations.